Exhibit 99.1

Hydrofarm Holdings Group, Inc. Announces Leadership Succession Plan

SHOEMAKERSVILLE, PA. — October 17, 2024 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture (“CEA”), today announced plans for a transition of its leadership team. As part of this plan, Bill Toler, the Company’s Chairman and Chief Executive Officer (CEO), has announced that he will be retiring from his position as CEO and will become Executive Chairman of the Board of Hydrofarm, effective as of January 1, 2025. John Lindeman, currently Executive Vice President and Chief Financial Officer (CFO), will become CEO.

Also as part of the executive leadership plan and occurring concurrently with Mr. Lindeman’s transition to CEO:

•	Mark Parker, currently Executive Vice President (EVP) of Sales and Business Development, will be promoted to the role of President;
•	Kevin O’Brien, currently Chief Accounting Officer (CAO), will be promoted to CFO; and
•	Erica Ackerman, currently Corporate Controller, will assume the additional role of CAO.

“I turned 65 earlier this year, and after several months of thoughtful planning and consideration, I have determined that this is the right time for me, personally and professionally, to transition to the role of Executive Chairman at Hydrofarm,” said Mr. Toler. “The Board and I are in full agreement with respect to the transition plan and feel fortunate that the company has a talented and experienced team to step into their respective new roles. As CFO, John has been instrumental in navigating Hydrofarm through the complexities of various industry environments over the past five years. Now, as CEO, John will provide the necessary continuity of leadership and leverage the strength and depth of our team as they assume greater responsibilities. These changes, which have been planned carefully with the Board’s full support, give me the utmost confidence in the company’s future direction. I remain committed to Hydrofarm’s success and will continue supporting John and the entire team in my role as Executive Chairman as we work towards realizing Hydrofarm’s full potential.”

“It is an honor to step into the CEO role,” said Mr. Lindeman. “I want to thank Bill for his day-to-day leadership of Hydrofarm over the past six years which included overseeing the Company’s transition to a public company as well as the completion of five acquisitions. I look forward to working with Bill and the rest of our leadership team to enhance value and drive top and bottom line growth in the years to come. We remain confident in the long-term fundamentals of our business which will create opportunities for growth.”

Mr. Toler announced his retirement after a more than 40-year career in the consumer goods industry. Mr. Toler, who has served as Hydrofarm's Chairman and CEO since January 2019, previously served as CEO of Hostess Brands from 2014 to 2018, where he successfully revitalized the iconic brand and guided its transition to a public company. Prior to that, he was the CEO of AdvancePierre Foods and President of Pinnacle Foods, as well as having held executive roles at Campbell Soup Company, Nabisco, and Procter & Gamble. Mr. Toler's tenure in the industry has been marked by his expertise in sales, marketing and supply chain across multiple prominent companies.

Mr. Lindeman has served as Hydrofarm's Executive Vice President since August 2022 and CFO since March 2020 and brings a wealth of strategic and financial leadership experience. Prior to joining Hydrofarm, Mr. Lindeman served as CFO and Corporate Secretary at Calavo Growers, Inc. (Nasdaq: CVGW), where he successfully managed finance, accounting, IT, and human resource functions for the global avocado industry leader. His extensive background includes key positions in investment banking, having served as managing director at Sageworth Trust Company, Janney Montgomery Scott, and Stifel Nicolaus. Mr. Lindeman's expertise includes public accounting, as a former Manager at PricewaterhouseCoopers LLP, as well as corporate governance, currently serving on the board of Utz Brands, Inc. (NYSE: UTZ) and Calavo Growers, Inc. (Nasdaq: CVGW). Mr. Lindeman's diverse skill set and proven track record position him well to lead Hydrofarm and drive profitable growth.

About Hydrofarm Holdings Group, Inc.

Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency, and speed in their grow projects.

Contacts:

Investor Contact

Anna Kate Heller / ICR

ir@hydrofarm.com